Exhibit 99.1

Verastem Promotes Chief Operating Officer Robert Forrester to President

CAMBRIDGE, Mass. — Jan. 22, 2013 — Verastem, Inc., (NASDAQ: VSTM) a clinical-stage biopharmaceutical company focused on discovering and developing drugs to treat cancer by the targeted killing of cancer stem cells, promoted Robert Forrester to President in addition to Chief Operating Officer.

“Verastem has rapidly progressed through Robert’s dedication and outstanding execution across all aspects of the company,” said Christoph Westphal, M.D., Ph.D., Chairman and CEO of Verastem. “I look forward to the future successes that we will achieve together for patients who are in desperate need of better medicines.”

In 2012, Verastem successfully completed an initial public offering raising gross proceeds of $63.5 million and forward integrated their focal adhesion kinase program (FAK) with the in-license of VS-6063.

“Robert has been instrumental as Verastem has translated the fundamentally transformative cancer stem cell work of Bob Weinberg into drugs now on the cusp of a potentially pivotal study,” said Henri Termeer, Lead Director of Verastem. “On behalf of the Board of Directors, I congratulate him on these accomplishments and look forward to his continued execution of Verastem’s strategy in the years to come.”

Verastem is planning multiple clinical trials for 2013 across their programs targeting FAK and PI3K/mTOR. The current clinical plans include a midyear initiation of a potentially pivotal trial in mesothelioma for lead FAK inhibitor, VS-6063.

“It is my honor and pleasure to work with Christoph and the entire Verastem team,” said Robert Forrester. “We have a tremendous opportunity to achieve one of the most important goals in medicine by directly addressing the problem of cancer resistance and recurrence through the targeted killing of cancer stem cells. In 2013, we will work diligently to meet key objectives in this mission and focus on clinical execution across each of our programs.”

Mr. Forrester has been the CEO, COO and CFO of both private and public biotechnology companies. Prior to his industry leadership experience, Robert oversaw investments in the life sciences industry as a managing director at MeesPierson. At BZW and UBS Robert was responsible for corporate transactions including M&A, public and private financings. Robert started his career as lawyer with Clifford Chance in London and Singapore and holds a LL.B. from Bristol University.

About Verastem, Inc.

Verastem, Inc. (NASDAQ: VSTM) is a clinical-stage biopharmaceutical company focused on discovering and developing drugs to treat cancer by the targeted killing of cancer stem cells. Cancer stem cells are an underlying cause of tumor recurrence and metastasis. Verastem is developing small molecule inhibitors of signaling pathways that are critical to cancer stem cell survival and proliferation: FAK, PI3K/mTOR and Wnt. For more information, please visit www.verastem.com.

Forward-looking statements:

This press release includes forward-looking statements about the Company’s strategy, future plans and prospects, including statements regarding the development of the Company’s compounds, including VS-6063, the timeline for clinical development and regulatory approval of the Company’s compounds and the structure of the Company’s planned clinical trials. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include the risks that the preclinical testing of the Company’s compounds may not be predictive of the success of later clinical trials, that the Company will be unable to successfully complete the clinical development of its compounds, that the development of the Company’s compounds will take longer or cost more than planned, and that the Company’s compounds will not receive regulatory approval or become commercially successful products. Other risks and uncertainties include those identified under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and in any subsequent SEC filings. The forward-looking statements contained in this presentation reflect the Company’s current views with respect to future events, and the Company does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Verastem, Inc.
Investor contact:
Brian Sullivan, 617-252-9314
bsullivan@verastem.com
or
Media contact:
Kari Watson, 781-235-3060
kwatson@macbiocom.com